UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Sanchez Energy Corporation

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

79970Y105

(CUSIP Number)

June 9, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 79970Y105	Page 2 of 55 Pages

1.	Name of Reporting Persons: Gavilan Resources Holdings – A, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 4,713,927
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 4,713,927
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,713,927
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 5.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 3 of 55 Pages

1.	Name of Reporting Persons: Gavilan Resources Holdings – B, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 823,714
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 823,714
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 823,714
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.0%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 4 of 55 Pages

1.	Name of Reporting Persons: Gavilan Resources Holdings – C, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 962,359
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 962,359
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 962,359
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 5 of 55 Pages

1.	Name of Reporting Persons: Blackstone Management Associates VII L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 962,359
	6.	Shared Voting Power: 4,713,927
	7.	Sole Dispositive Power: 962,359
	8.	Shared Dispositive Power: 4,713,927
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,676,286
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 6 of 55 Pages

1.	Name of Reporting Persons: BMA VII L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 962,359
	6.	Shared Voting Power: 4,713,927
	7.	Sole Dispositive Power: 962,359
	8.	Shared Dispositive Power: 4,713,927
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,676,286
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 7 of 55 Pages

1.	Name of Reporting Persons: Blackstone Energy Management Associates II L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 823,714
	6.	Shared Voting Power: 4,713,927
	7.	Sole Dispositive Power: 823,714
	8.	Shared Dispositive Power: 4,713,927
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,537,641
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.3%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 8 of 55 Pages

1.	Name of Reporting Persons: Blackstone EMA II L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 823,714
	6.	Shared Voting Power: 4,713,927
	7.	Sole Dispositive Power: 823,714
	8.	Shared Dispositive Power: 4,713,927
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,537,641
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.3%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 9 of 55 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 6,500,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 6,500,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,500,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 7.3%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 10 of 55 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 6,500,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 6,500,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,500,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 7.3%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 11 of 55 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 6,500,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 6,500,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,500,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 7.3%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 12 of 55 Pages

1.	Name of Reporting Persons: GSO Capital Opportunities Fund III LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,006,060
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,006,060
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,006,060
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 13 of 55 Pages

1.	Name of Reporting Persons: GSO Capital Opportunities Associates III LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,006,060
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,006,060
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,006,060
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 14 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Select Opportunities Fund LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 976,156
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 976,156
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 976,156
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 15 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Select Opportunities Associates LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 976,156
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 976,156
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 976,156
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 16 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Partners-A LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 189,574
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 189,574
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 189,574
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 17 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Partners-A Associates LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 189,574
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 189,574
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 189,574
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 18 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Partners-B LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 72,340
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 72,340
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 72,340
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 19 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Partners-B Associates LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 72,340
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 72,340
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 72,340
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 20 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Partners-C LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 75,548
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 75,548
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 75,548
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 21 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Partners-C Associates LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 75,548
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 75,548
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 75,548
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 22 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Partners-C II LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 71,734
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 71,734
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 71,734
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 23 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Partners-C Associates II LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 71,734
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 71,734
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 71,734
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 24 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Partners-D LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 144,686
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 144,686
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 144,686
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 25 of 55 Pages

1.	Name of Reporting Persons: GSO Energy Partners-D Associates LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 144,686
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 144,686
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 144,686
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 26 of 55 Pages

1.	Name of Reporting Persons: GSO Credit Alpha Trading (Cayman) LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 84,962
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 84,962
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 84,962
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 27 of 55 Pages

1.	Name of Reporting Persons: GSO Credit Alpha Associates LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 84,962
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 84,962
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 84,962
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 28 of 55 Pages

1.	Name of Reporting Persons: GSO Harrington Credit Alpha Fund (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 12,771
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 12,771
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 12,771
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 29 of 55 Pages

1.	Name of Reporting Persons: GSO Harrington Credit Alpha Associates L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 12,771
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 12,771
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 12,771
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 30 of 55 Pages

1.	Name of Reporting Persons: GSO Capital Solutions Fund II LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,261,169
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,261,169
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,261,169
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 31 of 55 Pages

1.	Name of Reporting Persons: GSO Capital Solutions Associates II LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,261,169
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,261,169
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,261,169
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 32 of 55 Pages

1.	Name of Reporting Persons: GSO Capital Solutions Associates II (Delaware) LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,261,169
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,261,169
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 33 of 55 Pages

1.	Name of Reporting Persons: GSO Capital Solutions Associates II (Cayman) Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,261,169
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,261,169
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.5%
12.	Type of Reporting Person (See Instructions): CO

13G

CUSIP No. 79970Y105	Page 34 of 55 Pages

1.	Name of Reporting Persons: GSO Holdings I L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,895,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,895,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,895,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 35 of 55 Pages

1.	Name of Reporting Persons: Blackstone Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,895,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,895,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,895,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 36 of 55 Pages

1.	Name of Reporting Persons: Blackstone Holdings I/II GP Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,895,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,895,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,895,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.5%
12.	Type of Reporting Person (See Instructions): CO

13G

CUSIP No. 79970Y105	Page 37 of 55 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 10,395,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 10,395,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 10,395,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 11.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 79970Y105	Page 38 of 55 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 10,395,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 10,395,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 10,395,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 11.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 79970Y105	Page 39 of 55 Pages

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 10,395,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 10,395,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 10,395,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 11.5%
12.	Type of Reporting Person (See Instructions): IN

13G

CUSIP No. 79970Y105	Page 40 of 55 Pages

1.	Name of Reporting Persons: Bennett J. Goodman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,895,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,895,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,895,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.5%
12.	Type of Reporting Person (See Instructions): IN

13G

CUSIP No. 79970Y105	Page 41 of 55 Pages

1.	Name of Reporting Persons: J. Albert Smith III
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,895,000
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,895,000
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,895,000
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.5%
12.	Type of Reporting Person (See Instructions): IN

Explanatory Note

This Amendment No. 1 to Schedule 13G (this “Amendment No. 1”) amends and supplements the Schedule 13G originally filed by the Reporting Persons (as defined below) on March 13, 2017 (the “Original Schedule 13G”) relating to the Common Stock (as defined below) of the Issuer (as defined below). This Amendment No. 1 is being filed to update the number of shares of Common Stock directly held by the GSO Funds (as defined below) as of March 13, 2017 and the date hereof, a portion of which were inadvertently excluded from the Original Schedule 13G.

Item 1. (a). Name of Issuer

Sanchez Energy Corporation (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

1000 Main Street, Suite 3000

Houston, Texas 77002

Item 2(a). Name of Person Filing

Item 2(b). Address of Principal Business Office

Item 2(c). Citizenship

This statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”):

(i)	Gavilan Resources Holdings – A, LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ii)	Gavilan Resources Holdings – B, LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(iii)	Gavilan Resources Holdings – C, LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(iv)	Blackstone Management Associates VII L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(v)	BMA VII L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vi)	Blackstone Energy Management Associates II L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone EMA II L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Blackstone Holdings III L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(ix)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Delaware

(xi)	GSO Capital Opportunities Fund III LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	GSO Energy Select Opportunities Fund LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	GSO Energy Partners-A LP

GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	GSO Energy Partners-B LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	GSO Energy Partners-C LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	GSO Energy Partners-C II LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	GSO Energy Partners-D LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	GSO Credit Alpha Trading (Cayman) LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xix)	GSO Harrington Credit Alpha Fund (Cayman) L.P.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xx)	GSO Capital Solutions Fund II LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxi)	Blackstone Holdings II L.P.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxii)	Blackstone Holdings I/II GP Inc.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiii)	GSO Capital Opportunities Associates III LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiv)	GSO Energy Select Opportunities Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxv)	GSO Energy Partners-A Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvi)	GSO Energy Partners-B Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvii)	GSO Energy Partners-C Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxviii)	GSO Energy Partners-C Associates II LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxix)	GSO Energy Partners-D Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxx)	GSO Credit Alpha Associates LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxi)	GSO Harrington Credit Alpha Associates L.L.C

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxii)	GSO Capital Solutions Associates II LP

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xxxiii)	GSO Capital Solutions Associates II (Delaware) LLC

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxiv)	GSO Capital Solutions Associates II (Cayman) Ltd.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands, British West Indies

(xxxv)	GSO Holdings I L.L.C.

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxvi)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxvii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxxviii)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

(xxxix)	Bennett J. Goodman

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: United States

(xl)	J. Albert Smith III

c/o GSO Capital Partners LP

345 Park Avenue

New York, NY 10154

Citizenship: United States

Gavilan Resources Holdings – A, LLC, Gavilan Resources Holdings – B, LLC and Gavilan Resources Holdings – C, LLC (collectively, the “Blackstone Funds”), and GSO Capital Opportunities Fund III LP, GSO Energy Select Opportunities Fund LP, GSO Energy Partners-A LP, GSO Energy Partners-B LP, GSO Energy Partners-C LP, GSO Energy Partners-C II LP, GSO Energy Partners-D LP, GSO Credit Alpha Trading (Cayman) LP, GSO Harrington Credit Alpha Fund (Cayman) L.P. and GSO Capital Solutions Fund II LP (collectively, the “GSO Funds”) are the direct holders of the securities reported herein.

The managing members of Gavilan Resources Holdings – A, LLC are Blackstone Management Associates VII L.L.C. and Blackstone Energy Management Associates II L.L.C. The managing member of Gavilan Resources Holdings – B, LLC is Blackstone Energy Management Associates II L.L.C. The managing member of Gavilan Resources Holdings – C, LLC is Blackstone Management Associates VII L.L.C. BMA VII L.L.C. is the sole member of Blackstone Management Associates VII L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. Blackstone Holdings III L.P. is the managing member of each of BMA VII L.L.C. and Blackstone EMA II L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C is the general partner of Blackstone Holdings III GP L.P.

GSO Capital Opportunities Associates III LLC is the general partner of GSO Capital Opportunities Fund III LP. GSO Energy Select Opportunities Associates LLC is the general partner of GSO Energy Select Opportunities Fund LP. GSO Energy Partners-A Associates LLC is the general partner of GSO Energy Partners-A LP. GSO Energy Partners-B Associates LLC is the general partner of GSO Energy Partners-B LP. GSO Energy Partners-C Associates LLC is the general partner of GSO Energy Partners-C LP. GSO Energy Partners-C Associates II LLC is the general partner of GSO Energy Partners-C II LP. GSO Energy Partners-D Associates LLC is the general partner of GSO Energy Partners-D LP. GSO Credit Alpha Associates LLC is the general partner of GSO Credit Alpha Trading (Cayman) LP. GSO Harrington Credit Alpha Associates L.L.C. is the general partner of GSO Harrington Credit Alpha Fund (Cayman) L.P. GSO Capital Solutions Associates II LP is the general partner of GSO Capital Solutions Fund II LP. The general partners of GSO Capital Solutions Associates II LP are GSO Capital Solutions Associates II (Delaware) LLC and GSO Capital Solutions Associates II (Cayman) Ltd. GSO Holdings I L.L.C. is the managing member of each of GSO Capital Opportunities Associates III LLC, GSO Energy Select Opportunities Associates LLC, GSO Energy Partners-A Associates LLC, GSO Energy Partners-B Associates LLC, GSO Energy Partners-C Associates LLC, GSO Energy Partners-C Associates II LLC, GSO Energy Partners-D Associates LLC, GSO Credit Alpha Associates LLC, GSO Harrington Credit Alpha Associates L.L.C. and GSO Capital Solutions Associates II (Delaware) LLC, and a shareholder of GSO Capital Solutions Associates II (Cayman) Ltd. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Funds. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings II L.P.

The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. and the sole member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

In addition, each of Bennett J. Goodman and J. Albert Smith III may be deemed to have shared voting power and/or investment power with respect to the securities held by the GSO Funds.

Each such Reporting Person may be deemed to beneficially own the Common Stock (as defined below) beneficially owned by the Blackstone Funds and/or the GSO Funds directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds and GSO Funds to the extent they directly hold Issuer securities reported herein) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

79970Y105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assumes that there are a total of 82,322,337 shares of Common Stock outstanding as of May 24, 2017, as reported in the Issuer’s prospectus supplement on Form 424B5 filed on May 25, 2017.

Gavilan Resources Holdings – A, LLC directly holds warrants, with an exercise price of $10.00 per share (the “Warrants”), exercisable for 4,713,927 shares of Common Stock, Gavilan Resources Holdings – B, LLC directly holds Warrants exercisable for 823,714 shares of Common Stock, and Gavilan Resources Holdings – C directly holds Warrants exercisable for 962,359 shares of Common Stock.

GSO Capital Opportunities Fund III LP directly holds 531,847 shares of Common Stock and Warrants exercisable for an additional 474,213 shares of Common Stock; GSO Energy Select Opportunities Fund LP directly holds 480,874 shares of Common Stock and Warrants exercisable for an additional 495,282 shares of Common Stock; GSO Energy Partners-A LP directly holds 93,389 shares of Common Stock and Warrants exercisable for an additional 96,185 shares of Common Stock; GSO Energy Partners-B LP directly holds 35,635 shares of Common Stock and Warrants exercisable for an additional 36,705 shares of Common Stock; GSO Energy Partners-C LP directly holds 37,214 shares of Common Stock and Warrants exercisable for an additional 38,334 shares of Common Stock; GSO Energy Partners-C II LP directly holds 35,340 shares of Common Stock and Warrants exercisable for an additional 36,394 shares of Common Stock; GSO Energy Partners-D LP directly holds 71,276 shares of Common Stock and Warrants exercisable for an additional 73,410 shares of Common Stock; GSO Credit Alpha Trading (Cayman) LP directly holds 41,855 shares of Common Stock and Warrants exercisable for an additional 43,107 shares of Common Stock; GSO Harrington Credit Alpha Fund (Cayman) L.P. directly holds 6,291 shares of Common Stock and Warrants exercisable for an additional 6,480 shares of Common Stock; and GSO Capital Solutions Fund II LP directly holds 621,279 shares of Common Stock and Warrants exercisable for an additional 639,890 shares of Common Stock.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 9, 2017

Gavilan Resources Holdings – A, LLC
By:	Blackstone Management Associates VII L.L.C., its managing member
By:	BMA VII L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Gavilan Resources Holdings – B, LLC
By:	Blackstone Energy Management Associates II
L.L.C., its managing member
By:	Blackstone EMA II L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Gavilan Resources Holdings – C, LLC
By:	Blackstone Management Associates VII L.L.C.,
its managing member
By:	BMA VII L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Energy Management Associates II L.L.C.
By:	Blackstone EMA II L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Management Associates VII L.L.C.
By:	BMA VII L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone EMA II L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Schedule 13G/A - Sanchez Energy Corporation]

BMA VII L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings III L.P.
By:	Blackstone Holdings III GP L.P., its general partner
By:	Blackstone Holdings III GP Management L.L.C.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings III GP L.P.
By:	Blackstone Holdings III GP Management L.L.C.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings III GP Management L.L.C.
By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO Capital Opportunities Fund III LP
By:	GSO Capital Opportunities Associates III LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Select Opportunities Fund LP
By:	GSO Energy Select Opportunities Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Schedule 13G/A - Sanchez Energy Corporation]

GSO Energy Partners-A LP
By:	GSO Energy Partners-A Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Partners-B LP
By:	GSO Energy Partners-B Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Partners-C LP
By:	GSO Energy Partners-C Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Partners-C II LP
By:	GSO Energy Partners-C Associates II LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Partners-D LP
By:	GSO Energy Partners-D Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit Alpha Trading (Cayman) LP
By:	GSO Credit Alpha Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Schedule 13G/A - Sanchez Energy Corporation]

GSO Harrington Credit Alpha Fund (Cayman) L.P.
By:	GSO Harrington Credit Alpha Associates L.L.C.,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Capital Solutions Fund II LP
By:	GSO Capital Solutions Associates II LP, its general partner
By:	GSO Capital Solutions Associates II (Delaware)
LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Capital Opportunities Associates III LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Select Opportunities Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Partners-A Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Partners-B Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Partners-C Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Partners-C Associates II LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Schedule 13G/A - Sanchez Energy Corporation]

GSO Energy Partners-D Associates LLC
By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory
GSO Credit Alpha Associates LLC
By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory
GSO Harrington Credit Alpha Associates L.L.C.
By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory
GSO Capital Solutions Associates II LP
By:	GSO Capital Solutions Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory
GSO Capital Solutions Associates II (Delaware) LLC
By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory
GSO Capital Solutions Associates II (Cayman) Ltd.
By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory
GSO Holdings I L.L.C.
By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer
Blackstone Holdings II L.P.
By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Schedule 13G/A - Sanchez Energy Corporation]

Blackstone Holdings I/II GP Inc.
By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer
The Blackstone Group L.P.
By: Blackstone Group Management L.L.C.
By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer
Blackstone Group Management L.L.C.
By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer
Stephen A. Schwarzman
/s/ Stephen A. Schwarzman Stephen A. Schwarzman
Bennett J. Goodman
By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact
J. Albert Smith III
By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

[Schedule 13G/A - Sanchez Energy Corporation]